Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-205764 and 333-226783 on Form S-3 and Nos. 333-225672, 333-223593, 333-222368, 333-216637, 333-210147, 333-203738, and 333-198753 on Form S-8 of our reports dated March 9, 2020, relating to the consolidated financial statements of Minerva Neurosciences, Inc. and the effectiveness of Minerva Neurosciences, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 9, 2020